As filed with the Securities and Exchange Commission on May 8, 2015

Registration No. 333-147916

Registration No. 333-149077

Registration No. 333-157460

Registration No. 333-164700

Registration No. 333-172058

Registration No. 333-179340

Registration No. 333-181166

Registration No. 333- 187002

Registration No. 333-194086

Registration No. 333- 202245

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-147916

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-149077

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-157460

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-164700

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-172058

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-179340

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181166

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-187002

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-194086

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-202245

UNDER

THE SECURITIES ACT OF 1933

Entropic Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0947630
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6350 Sequence Drive

San Diego, California 92121

(Address of principal executive offices, including zip code)

2007 Equity Incentive Plan

2007 Employee Stock Purchase Plan

2007 Non-Employee Directors’ Stock Option Plan

2012 Inducement Award Plan

(Full title of the plans)

Kishore Seendripu, Ph.D.

6350 Sequence Drive

San Diego, California 92121

(858) 768-3600

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Robert F. Kornegay

Wilson Sonsini Goodrich & Rosati

Professional Corporation

12235 El Camino Real, Suite 200

San Diego, California 92130

(858) 350-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Entropic Communications, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

1.	File No. 333-147916, registering 13,098,206 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) under the Company’s 2007 Equity Incentive Plan (the “2007 EIP”), 461,538 shares of Common Stock under the Company’s 2007 Employee Stock Purchase Plan (the “2007 ESPP”), and 307,692 shares of Common Stock under the Company’s 2007 Non-Employee Directors’ Stock Option Plan (the “2007 NEDSOP”), previously filed with the SEC on December 7, 2007;

2.	File No. 333-149077, registering 3,407,805 shares of Common Stock under the 2007 EIP and 1,022,341 shares of Common Stock under the 2007 ESPP, previously filed with the SEC on February 6, 2008;

3.	File No. 333-157460, registering 3,473,507 shares of Common Stock under the 2007 EIP, 1,042,052 shares of Common Stock under the 2007 ESPP, and 76,614 shares of Common Stock under the 2007 NEDSOP, previously filed with the SEC on February 23, 2009;

4.	File No. 333-164700, registering 3,567,456 shares of Common Stock under the 2007 EIP, 1,070,237 shares of Common Stock under the 2007 ESPP, and 102,152 shares of Common Stock under the 2007 NEDSOP, previously filed with the SEC on February 4, 2010;

5.	File No. 333-172058, registering 4,254,725 shares of Common Stock under the 2007 EIP, 1,276,418 shares of Common Stock under the 2007 ESPP, and 165,997 shares of Common Stock under the 2007 NEDSOP, previously filed with the SEC on February 4, 2011;

6.	File No. 333-179340, registering 4,357,997 shares of Common Stock under the 2007 EIP, 1,307,399 shares of Common Stock under the 2007 ESPP, and 58,935 shares of Common Stock under the 2007 NEDSOP, previously filed with the SEC on February 3, 2012;

7.	File No. 333-181166, registering 2,300,000 shares of Common Stock under the Company’s 2012 Inducement Award Plan, previously filed with the SEC on May 4, 2012;

8.	File No. 333-187002, registering 4,458,365 shares of Common Stock under the 2007 EIP, 1,337,509 shares of Common Stock under the 2007 ESPP, and 41,693 shares of Common Stock under the 2007 NEDSOP, previously filed with the SEC on March 1, 2013;

9.	File No. 333-194086, registering 4,538,790 shares of Common Stock under the 2007 EIP, 1,361,637 shares of Common Stock under the 2007 ESPP, and 60,000 shares of Common Stock under the 2007 NEDSOP, previously filed with the SEC on February 24, 2014; and

10.	File No. 333-202245, registering 4,545,216 shares of Common Stock under the 2007 EIP, 1,363,564 shares of Common Stock under the 2007 ESPP, and 60,000 shares of Common Stock under the 2007 NEDSOP, previously filed with the SEC on February 24, 2015.

On February 3, 2015, MaxLinear, Inc., a Delaware corporation (“MaxLinear”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with the Company and MaxLinear’s wholly-owned subsidiaries, Excalibur Acquisition Corporation, a Delaware corporation (“Merger Sub”), and Excalibur Subsidiary, LLC, a Delaware limited liability company (“Merger Sub Two”) providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) followed by the Company merging with and into Merger Sub Two, with Merger Sub Two continuing as the surviving entity. The Merger became effective on April 30, 2015, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to deregister all of such securities of the Company registered under the Registration Statements that remained unsold as of the effective time of the Merger, if any. The Company hereby removes and withdraws from registration any and all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 8, 2015.

ENTROPIC COMMUNICATIONS, LLC
(as successor to Entropic Communications, Inc.)

By:	MaxLinear, Inc., its sole member

By:	/s/ Adam C. Spice
Adam C. Spice*
Vice President and Chief Financial Officer

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.